Exhibit 99.1

News Release

EPSILON ANNOUNCES THE CLOSING OF THE ACQUISITIONS OF THE PEAK COMPANIES WITH ASSETS IN THE POWDER RIVER BASIN

Houston, Texas–November 14, 2025 – Epsilon Energy Ltd. (“Epsilon” or the “Company”) (NASDAQ: EPSN) today reported the consummation of the previously announced acquisitions of Peak Exploration and Production LLC and Peak BLM Lease LLC (together, the “Peak Companies”) (the “Closing”).

The Closing followed a special meeting of the Company’s shareholders held on November 12, 2025, where the Company’s shareholders approved the issuance of common shares in connection with the acquisitions.

As consideration at Closing, 5,681,489 common shares were issued to the shareholders of the Peak Companies, after closing purchase price adjustments. Following Closing, up to 2,500,000 common shares or $6.5 million in cash is required to be issued or paid based on the timing of certain regulatory approvals, as contemplated by the membership interest purchase agreement for Peak BLM Lease LLC, a copy of which was attached to the Company’s proxy statement filed with the Securities and Exchange Commission on October 10, 2025.

At Closing, the commitments on the Company’s credit facility were increased to $80 million, with loans extended (drawn) at Closing of $50.5 million. Loan proceeds were used to repay the Peak Companies’ existing loan and associated costs. All other material terms of the Company’s credit facility remain the same.

Also at Closing, the Company’s board of directors (the “Board”) appointed Bryan H. Lawrence and Jack Vaughn to the Board.

Sixteen former employees of the Peak Companies have accepted full-time offers of employment with the Company’s subsidiary, Epsilon Energy USA Inc., and will be primarily based in Durango, Colorado and Wright, Wyoming.

Jason Stabell, Epsilon’s Chief Executive Officer, commented “We are thrilled to announce the successful closing of this transformational acquisition, marking a pivotal step in the company’s growth. We warmly welcome our new colleagues to the team. Their combined talents and basin expertise will be instrumental to our future success. We’re also honored to welcome two exceptional leaders in Bryan and Jack to our board. Their guidance will be invaluable as we execute on our strategy moving forward.”

About Epsilon

Epsilon Energy Ltd. is a North American onshore natural gas and oil production and gathering company with assets in Wyoming, Pennsylvania, Texas, Alberta CA, New Mexico, and Oklahoma.

Forward-Looking Statements

Certain statements contained in this news release constitute forward looking statements. The use of any of the words “anticipate”, “continue”, “estimate”, “expect”, ‘may”, “will”, “project”, “should”, ‘believe”, and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated. Forward-looking statements are based on reasonable assumptions, but no assurance can be given that these expectations will prove to be correct and the forward-looking statements included in this news release should not be unduly relied upon.

Contact Information:

281-670-0002

Jason Stabell
Chief Executive Officer
Jason.Stabell@EpsilonEnergyLTD.com

Andrew Williamson
Chief Financial Officer
Andrew.Williamson@EpsilonEnergyLTD.com